Spirits Capital Corporation



INVEST IN LIQUID SECURITIES

Why Informed Investors Are Putting Their Money Into Premium Whiskey

To Be Precise, Whiskey Is An Asset With An Incredible Global Demand Locking In 564%+ Gains Over The Last 10 Years!

[Exclusive Investor Report Tells All]

Is investing in cask premium whiskey barrels a good idea? There is no better time than the present to grab your shares of Spirits Capital Corporation.

Luxuries such as artwork, classic cars and fine wine have long been seen as having money-making potential, and are collectively referred to as 'alternative investments'.

Now, thanks to some stellar returns, the so-called liquid gold – premium whiskey – has joined wine as an alcoholic security catching the eyes of investors.

The industry is growing fast, so don't get left behind...

Keep reading to learn why informed investors are putting their money into premium whiskey. Whiskey has performed extremely well as both a consumer good and investment opportunity.

The Distilled Spirits Council of the United States reported that in 2020 revenues on high-end whiskeys were up by 37% and that of super-premium whiskey varieties rose by 136%.

Overall, everything indicates that whiskey investments are both profitable and an effective market hedge.

Premium whiskey has increased in appeal among investors in recent years. Rare whiskey topped the Knight Frank Luxury Investments Index in 2020, having increased in value by 564% over the previous decade. In May 2021, rare whiskey values in the past year had risen by 40 percent, outperforming luxury assets including watches, art, and cars, according to The Luxury Investment Index 2020 by Knight Frank.

Investing in cask premium whiskey has been around for centuries, but only to a select few. Spirits Capital Corp.'s mission is to open up this lucrative market to individuals interested in owning a part of its rich heritage.

The average price of investment grade premium whiskey rose by a staggering 63%+ during the lockdowns of 2020.

Let's take a closer look at the appeal of premium whiskey as a long-term investment. This was once reserved for only the affluent investor, but recent changes in the law made by the SEC, now make it possible for Spirits Capital to make it available to the general investing public.

Get this...90% of the investing public doesn't even know this alternative investment strategy exists.

Lucky for you, you're discovering it now. With its honeyed hues and aspirational pricing, it's not hard to see why whiskey is sometimes called liquid gold.

Just like gold, its price has been kept steady by investors *"looking for a safe haven during economic turmoil."* As investments go, premium whiskey stacks up well against more conventional investments with incredible gains.

In October 2019, a new record was set, when a bottle of Macallan Fine and Rare 60 year old 1926 fetched a hammer price of 1.7 million.

6 Reasons to Grab Your Shares of Spirits Capital Corporation

#1

Reason #1: Incredible timing: This investment alternative was heavily guarded and only available to the affluent ultra-rich society. However, that's now a thing of the past. Spirits Capital has created an opportunity for everyone by leveraging the SEC recently changed laws that allow the marketing to and taking investments from the non-accredited investor - that's you and me.

#2

Reason #2: Staggering Upside: The Knight Frank Luxury Index (KFLI) which tracks the price of luxury investment sectors, reported in 2020 that premium whiskey value has grown 564% in the last ten years overall.

#3

Reason #3: Worldwide Growth: Asia's growing, younger affluent generation is fueling this incredible global demand. Prestige and premium bottles are going to become more scarce–and more valuable.

#4

Reason #4: Less Volatile Investment: Investors have turned to premium whiskey because, like other luxury and alternative assets– diamonds or gold for example - it is considered a safe-haven investment that doesn't correlate with the financial markets.

#5

Reason #5: Spirits Technology: Spirits Capital Corp. provides a historically un-investable asset with a highly secure and transparent technology platform. The investor always knows where their security is and is provided with real-time data on its ongoing development. The company communicates with the investor throughout every step of the way, through redemption and monetization of your investment.

#6

Reason #6: Competitive Landscape: Spirits Capital Corp. is strategically unique whereas it currently does not have any direct competition. This is an opportunity to invest in a company that simultaneously organizes multiple product offerings within the Premium Whiskey marketplace, without directly participating in each offering. Spirts' infrastructure includes subsidiaries that have employed Cask Investment Deeds, hinging on the particular offering hosted by a subsidiary.

What's driving this tremendous growth?

While whiskey has always been popular in the West, its popularity in Asia is growing, driven by a younger, affluent generation. At a recent Sotheby's auction of spirits, 80% of the global buyers were Asian and 60% were under 40. As premium whiskey gains popularity globally, prestige and premium bottles are going to become more scarce – and more valuable.

> ***"A Single Cask of Rare Premium Whiskey Breaks All Records with a $19+ Million Private Sale in the United States"***

Strong Market Conditions:

- Premium American Whiskey contributes +$200B annually to U.S. economic activity
- 2021 Premium American Whiskey revenue increased to $4.6B; up 6.7% Y/Y
- Premium American Whiskey outperformed S&P by +68% over last 10 Yrs

Increased Demand/Volume Growth:

- Whiskey market exceeded $60 billion in 2020
- Whiskey market share expected to increase by $28.7 billion from 2020 to 2025
- Market's growth momentum projected to accelerate at a CAGR of 5.64%

Strong Returns:

- Whiskey grew at a rate of 20% from Dec'20 to Dec'21; Inflation grew 7%

As you can see below in the chart, premium whiskey prices have shown strong performance without the effects of market volatility. Premium whiskey has outperformed the S&P 500 by +68% over the past ten years.


Whisky vs. S&P 500
SP500
Whisky Index
80
70
60
50
40
30
20
10
0
Jan 01, 1971
Jan 01, 1972
Jan 01, 1973
Jan 01, 1974
Jan 01, 1975

Performance of Whiskey Maturation vs S&P 500 total returns

Due to a combination of factors, such as a global conflict, soaring inflation, and an aggressive monetary policy, investors' trust in traditional stock markets has been abruptly diminished.

Recent increases in market volatility and uncertainty have prompted many to retreat from investing in traditional markets in search of assets with greater inherent value and long-term stability.

Like never before, we are seeing forward thinking investors gravitating toward low-volatility, tangible high earning assets such as premium whiskey when the stock market has reached a plateau. Additionally, asset classes like a cryptocurrency which are not secured by a tangible asset severely declining in popularity right now.

What's Driving The Incredible Rare Premium Whiskey Growth?

While whiskey has always been popular in the West, its popularity in Asia is growing, driven by a younger, affluent generation. At a recent Sotheby's auction of spirits, 80% of the global buyers were Asian and 60% were under 40. As premium whiskey gains popularity globally, prestige and premium bottles are going to become more scarce – and more valuable.

There simply isn't enough "mature" rare premium whiskey available to meet the rising demand.

- Buyers' enthusiasm for investing in and collecting whiskey is one of the key drivers of this growth. It is often described as a classic passion investment.
- There are global increases in demand. It is not just in Asia. In 2021, Scotch whiskey exports increased by 8% in the US, and 71% in Latin America.

Take a look at the chart below for further details of the market environment for Spirits Capital. Look at the spike between 2016 and 2017.


SPIRITS CAPITAL CORPORATION | INVESTOR PRESENTATION | OTC: SECC
Market Environment
Spirits Revenue, Total and Avg. Annual Growth
2007-11
2012-16
2017-21
Total Growth
Avg. Annual Growth
STRONG MARKET CONDITIONS
2021 Premium American Whiskey revenue increased to $4.6B; up 6.7% Y/Y
Premium American Whiskey outperformed S&P by +68% over last 10 Yrs.
INCREASED DEMAND/VOLUME GROWTH
Whiskey market exceeded $60 billion in 2020.
Whiskey market share expected to increase by $28.7 billion from 2020 to 2025.
Market's growth momentum projected to accelerate at a CAGR of 5.64%.
STRONG RETURNS
Whiskey grew at a rate of 20% from Dec'20 to Dec'21; Inflation grew 7%
Aged barreled whiskey provides investment in continually appreciating asset
Proven history delivering strong returns over decades without volatility
Premium American Whiskey is first distilled spirit used to prove concept.
Other spirits will then follow to accelerate growth.

The growing demand for premium U.S. whiskies and an increasing number of super-premium and ultra-premium products, rapid development worldwide, and rapidly expanding cocktail markets are the catalyst of the growth of the U.S. premium whiskey markets globally.

Demand for American premium whiskies like Bourbon, Tennessee, and Rye are on the rise in the United States and overseas. Luxury bourbon and Tennessee premium whiskies have shown double-digit growth in recent years, indicating that super-premium whiskies are particularly popular with American customers.

Three Important Things To Know About When Investing In Whiskey

There are three basic principles to investing in premium whiskey that you must know. They include the following:

- **The age of the premium whiskey**
- **The way the premium whiskey was processed**
- **The supply available of premium whiskey**



Aged Premium Whiskey Equals Profit:

A 50-year-old bottle of Glenlivet whiskey can sell for as much as $25,000. That's a lot of money and if you invested in a barrel of whiskey that produces a few hundred bottles, you can see how this alternative investment strategy can benefit your portfolio..

The Way Premium Whiskey Is Made:

There are so many factors that affect how a good glass of premium whiskey tastes, and thus, what investors and connoisseurs are willing to pay for it. Most connoisseurs want to drink premium whiskey that is made in a clean cask/barrel.

Many brands of premium whiskey are made in casks that have already been used. Sometimes these casks are cleaned with a special kind of alcohol that can also affect the taste people experience when they're drinking it.

The Premium Whiskey Supply:

Like never before, we are seeing forward thinking investors gravitating toward low-volatility, tangible high earning assets such as premium whiskey when the stock market has reached a plateau. Additionally, asset classes like a cryptocurrency are severely declining in popularity right now.

This means that a long-term investment in premium whiskey can certainly yield above average gains, making it more attractive than the traditional investment products on the market for investors.

An Investment Opportunity Once Not Offered To The General Public

The inability for investors to participate in a security that has offered stable and predictable long-term investment gains is now available through Spirits Capital Corp.

The company's unique and proprietary technology aligns with strong consumer demand for premium distilled spirits, creating an open, safe, and secure marketplace to capitalize on the promising future of Premium American Whiskey.

All of Spirits Capital's premium whiskey barrels are fully backed by premium insurance carriers and certified to the highest industry standards. Here is how it works.


How it Works
WHISKEY SECURITIZATION
CASK SOURCING
We leverage established relationships with global whiskey suppliers to purchase newly filled casks to secure Premium American Whiskey at the best prices
INVESTOR ACQUISITION
Whether a collector, institutional investor, or daily whiskey consumer, casks are available for all investor levels
WHISKEY MATURATION
Throughout the predetermined investment period, the whiskey becomes more valuable with age
REDEMPTION & MONETIZATION
We stay with you every step of the way through redemption and monetization of your investment

Cask Sourcing: We leverage established relationships with global whiskey suppliers to purchase newly filled casks to secure Premium American Whiskey at the best prices.

Investor Acquisition: Whether a collector, institutional investor, or daily whiskey consumer, casks are available for all investor levels.

Whiskey Maturation: Throughout the predetermined investment period, the whiskey becomes more valuable with age.

Redemption & Monetization: We stay with you every step of the way through redemption and monetization of your investment.

Spirits Capital Distillery Process

Since whiskey must be aged for a minimum of 2 to 3 years and upwards of 5 years and longer for select premium whiskey, distilleries typically go for long periods without collecting revenue from retail sales. However, the ongoing whiskey-making process requires both capital and labor.

The fundamental business strategy of selling premium whiskey casks has the opportunity to eliminate a significant amount of stock from distilleries' balance sheets, which benefits the sector as a whole. This frees up significant funds for major initiatives like expanding distilleries and building new warehousing facilities while allowing distilleries to buy back the stock they need when they need it.

After being purchased, casks are held in a secure bonded facility for their protection.

In addition, all casks are insured for the entire investment hold period with a fixed internal rate of return. Each cask has a capacity of more than 200 liters of whiskey.

All Spirits Capital's whiskey barrels are backed by premium insurance carriers and certified to the highest industry standards.

The Spirits Capital Investment Vehicle

Investment Vehicle

Cask Investment Deed (CID)

Spirits Capital provides investors with what has historically been an un-investable asset through a highly secure and transparent technology platform

Data	Investors are provided with real-time data to continuously track projected value Provides investor with real-time metrics and performance data
Fixed IRR	Each CID is secured by a barrel of Premium American Whiskey held in a bonded facility Insured throughout the investment hold period with a fixed IRR
Contracts	Contractual agreements are entered into for the purchase of casks over a specified term

But Why Casks of Premium Whiskey?

The primary investment appeal of premium whiskey casks is their potential for extraordinary gains. Over the past 20 years, anyone who has purchased a whiskey cask has seen a significant appreciation in the value of their asset.

Premium whiskey casks present a **lucrative chance for investors** to purchase a tangible commodity that has the potential to increase in value quickly due to its inherent characteristics. Even though the minimum age requirement for most premium whiskies is between two and three years, the value of many whiskey casks theoretically rises indefinitely because the whiskey only grows better and more expensive as it continues to mature and age.

Spirits Capital's cask premium whiskey **provides various advantages** over typical investments such as stocks and securities, especially in today's economic climate.

Premium whiskey has no direct relationship with any financial markets. Like never before, we are seeing forward thinking investors gravitating toward low-volatility, tangible high earning assets such as premium whiskey when the stock market has reached a plateau. Additionally, asset classes like a cryptocurrency are severely declining in popularity right now.

Premium whiskey casks are another asset-backed product, with investors acquiring a real commodity they would own.

Global U.S. Spirits and American Whiskey Exports

In contrast to other assets where capital growth is driven exclusively by supply and demand, premium whiskey casks are unique in that the liquid contained within the cask actually attains a better flavor with time. This allows investors to capitalize on both the expected general market growth and the power of whiskey maturation in helping investors monetize their investment. One main point to remember: Bottles do not continue to mature, casks do.

In addition, whiskey commodities projected impressive gains per barrel during the aging process of 419% after ten years, as presented by IBIS World.


Global Whiskey Marketplace
The Whiskey Commodity continues to show strong performance in the marketplace
Scotch vs. stocks, last 10 years' average
300%
200%
100%
0%
48%
62%
93%
140%
283%
Selling after 3
4
6
8
or 12 years
Whiskey Commodities -
Historical gains during aging process per barrel
419%
Performance of Whiskey Maturation vs
S&P 500 tot al returns
Performance of the Whiskey Commodity
historical gains during maturation
SPIRITS CAPITAL
CORPORATION

As cocktail culture gets bigger in the U.S., all the while educating bar patrons about the finer drinks in life, more and more consumers are concerned with what is going into their drinks.

High-end premium and super premium spirits are growing at an incredible rate:


Super premium spirits are growing the fastest
DISTILLED SPIRITS COUNCIL
Total Spirit Revenue Rose 12.0%
Billions
$31.9
$35.8
$7.9
+24.2%
$9.8
$10.7
+11.5%
$11.9
$9.1
+4.0%
$9.5
$4.3
+7.7%
$4.6
2020
2021
Super Premium
High End Premium
Premium
Value
Total Spirit Volume Rose 9.3%
9-Liter Cases, Millions
266.4
291.1
27.7
+20.4%
33.4
62.6
+9.7%
68.6
93.6
+3.7%
97.1
82.5
+11.5%
92.0
2020
2021
Source: DISCUS Market Segmentation Database, IWSR, and various industry publications.
17

An Alternative Investment Vehicle Like No Other

Spirits Capital Corporation – provides a unique platform like no other. The secure purchase and maintenance of Premium American Whiskey while maturing. The company's objectives during its development were driven by a vision to create an open, safe, and secure marketplace to capitalize on the solid and promising future of American Whiskey.

Spirits Capital Corporation provides high transparency and assurance in certifying its Cask Investment Deeds (CID's) underpinning value. The company offers a high degree of transparency and assurance in certifying the underpinning value of its Cask Investment Deeds. The company integrates whiskey and technology experts to bring our customers the finest premium product and value through secure and transparent contract transactions.

Spirits Capital Corporation offers an unique alternative investment product, the Cask Investment Deed, which provides a historically un-investable asset with a highly secure and transparent technology platform. The deed holder always knows where their asset is and is provided real-time data on its ongoing development. Each Cask Investment Deed is secured by a freshly-filled barrel of

Premium American Whiskey, held in a secure bonded facility, and insured during the aging process.

Spirits Capital Corporation's proprietary blockchain technology platform provides access to the high-value Premium American Whiskey market, which was previously inaccessible to most investors. Because of blockchain technology, all transactions are secured and recorded, and our customers have access to a continuously updated and secure record of ownership for each premium whiskey cask. This adds an unprecedented level of documentation to the American whiskey sector. Contractual agreements will be entered into for purchasing the underlying barrels over a five-year term through its network of bottlers and brokers.



Here's How Spirits Capital Corporation's Proprietary Blockchain Technology Platform Works.

The company integrates whiskey and technology experts to bring our customers the finest premium product and value through secure and transparent contract transactions.. Each Cask Investment Deed is secured by a freshly-filled "**Premium American Whiskey Barrel**," held in a secure bonded facility and insured during aging. The deed holder always knows where their asset is and is provided real-time data on its ongoing development.


Whiskey Token
The Spirits Whiskey Token is a crypto token minted on the Ethereum platform
Combines advantages of cutting-edge blockchain technology with the security of real whiskey value
Buyers/users participate in a limited offering of spirits whiskey tokens
Tokens are activated through a smart contract. Buyers may purchase tokens once setting up a secure account
Spirits marketplace allows users to buy, sell, trade and redeem tokens; provides liquidity and allows real time management of assets
Every Token Backed by Premium American Whiskey
=
750ml Premium American Whiskey

Spirits Capital Corporation's Sound Management Team


Experienced Management Team
Over 50 years of experience in the financial, technology, operational, spirits and investment space
Todd Sanders
Chairman & CEO
- 25+ years of public markets experience
- Expert in M&A and executive management
Reza Hashemi
Chief Technology Officer
- Seasoned Technology Executive
- Expert in tech development
Thomas Seifert
Chief Financial Officer
- 20+ years of internal management
- Financial management and global operations expertise

Spirits Capital has recently filed for a Reg A+offering. You have a Unique opportunity to get yourself heavily discounted shares of Spirits Capital at only $1.25/share.

There is a catch to this though, this is on a first come, first serve basis until the offering is fully funded. Read below for additional details.

[Limited Shares] Spirits Capital is **only** offering **twenty million shares** of private common stock at the price of **$1.25/share**. Therefore, they are raising **twenty five million dollars to accelerate the company.**

[Alternative Portfolio] Spirits Capital plans to use this growth capital to continue executing its acquisition strategy of investment in premium whiskey and by doing so to create a world class portfolio.

[Limited Reg A+ Offering] Spirits Capital is only raising 25 million. Therefore, this offering is **very limited to the amount of investors** it can take.

6 Reasons to Grab Your Shares of Spirits Capital Corporation

#1 Reason #1: Incredible timing: This investment alternative was heavily guarded and only available to the affluent ultra-rich society. However, that's now a thing of the past. Spirits Capital has created an opportunity for everyone by leveraging the SEC recently changed laws that allow the marketing to and taking investments from the non-accredited investor - that's you and me.

#2 Reason #2: Staggering Upside: The Knight Frank Luxury Index (KFLI) which tracks the price of luxury investment sectors, reported in 2020 that premium whiskey value has grown 564% in the last ten years overall.

#3 Reason #3: Worldwide Growth: Asia's growing, younger affluent generation is fueling this incredible global demand. Prestige and premium bottles are going to become more scarce-and more valuable.

#4 Reason #4: Less Volatile Investment: Investors have turned to premium whiskey because, like other luxury and alternative assets- diamonds or gold for example - it is considered a safe-haven investment that doesn't correlate with the financial markets.

#5 Reason #5: Spirits Technology: Spirits Capital Corp. provides a historically un-investable asset with a highly secure and transparent technology platform. The investor always knows where their security is and is provided with real-time data on its ongoing development. The company communicates with the investor throughout every step of the way, through redemption and monetization of your investment.

#6 Reason #6: Competitive Landscape: Spirits Capital Corp. is strategically unique whereas it currently does not have any direct competition. This is an opportunity to invest in a company that simultaneously organizes multiple product offerings within the Premium Whiskey marketplace, without directly participating in each offering. Spirts' infrastructure includes subsidiaries that have employed Cask Investment Deeds, hinging on the particular offering hosted by a subsidiary.

Liquid Assets: Why Now Is The Time To Start Investing In Whiskey

Experts predict this alternative investing strategy in premium whiskey has the potential for double digit growth ahead. Whiskey investing is growing in popularity around the world, and many have found success in it.

Grab your shares in Spirits Capital while they are still available at only $1.25/share.

Ground Floor Reg A+ Invitation: ($1.25 Per Share)

Spirits Capital Corporation is raising up to $25 Million by offering twenty million shares of common stock at $1.25 per share. The minimum investment is $500.00 for 400 shares

Sources:

[1] https://www.distilledspirits.org/wp-content/uploads/2022/02/DISCUS-2021-ECONOMIC-BRIEFING-PRESENTATION_FINAL_Feb-2022-1.pdf



SPIRITS CAPITAL
CORPORATION

NO MONEY OR OTHER CONSIDERATION IS BEING SOLICITED, AND IF SENT IN RESPONSE, WILL NOT BE ACCEPTED.

NO OFFER TO BUY THE SECURITIES CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE OFFERING STATEMENT FILED BY THE COMPANY WITH THE SEC HAS BEEN QUALIFIED BY THE SEC. ANY SUCH OFFER MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME BEFORE NOTICE OF ACCEPTANCE GIVEN AFTER THE DATE OF QUALIFICATION.

AN INDICATION OF INTEREST INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND.

